FOR IMMEDIATE RELEASE	CONTACT:	James Francis, VP - IR
Jessica Batt, VP - IR
Date: May 8, 2025		IR@maximus.com

Maximus Reports Fiscal Year 2025 Second Quarter Results
Further Raise to FY25 Revenue and Earnings Guidance
(Tysons, Va. - May 8, 2025) - Maximus (NYSE: MMS), a leading provider of government services, reported financial results for the three and six months ending March 31, 2025.
Highlights for the second quarter of fiscal year 2025 include:
•Revenue increased 1.0% to $1.36 billion, compared to $1.35 billion for the prior year period. Organic growth was 3.0% driven primarily by strong performance in the U.S. Federal Services Segment.
•Diluted earnings per share were $1.69 and adjusted diluted earnings per share were $2.01, compared to $1.31 and $1.57, respectively, for the prior year period.
•The company is raising revenue and earnings guidance for fiscal year 2025. Full year revenue is expected to range between $5.25 billion and $5.4 billion. Adjusted EBITDA margin is expected to be approximately 11.7% and adjusted diluted earnings per share are expected to range between $6.30 and $6.60 per share for the full fiscal year 2025.
•A quarterly cash dividend of $0.30 per share is payable on May 31, 2025, to shareholders of record on May 15, 2025.
“We are proud of our teams across the business who are focused on mission-critical service delivery of important government programs,” said Bruce Caswell, President and Chief Executive Officer. “As a result, we delivered a robust quarter that enables a second consecutive guidance raise.”

Caswell added, “Our performance reflects the trust our customers place in Maximus as a partner in delivering outcomes that matter. At the Federal level, we believe our focus on technology innovation, including AI to modernize program delivery, aligns with Administration goals. At the state level, renewed flexibility to contract with private sector partners creates needed optionality for our customers. We remain focused on our goal of capitalizing on this unprecedented period across government service delivery."

Second Quarter Results
Revenue for the second quarter of fiscal year 2025 increased 1.0% to $1.36 billion, compared to $1.35 billion for the prior year period. Organic growth was 3.0% due primarily to strong performance in the U.S. Federal Services Segment and partially offset by the expected revenue and earnings normalization of the U.S. Services Segment following the prior year period's over-performance from Medicaid-related activities.
For the second quarter of fiscal year 2025, operating margin was 11.2% and the adjusted EBITDA margin was 13.7%. This compares to margins of 9.5% and 11.7%, respectively, for the prior year period. Diluted earnings per share were $1.69 and adjusted diluted earnings per share were $2.01. This compares to $1.31 and $1.57, respectively, for the prior year period.
U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the second quarter of fiscal year 2025 increased 10.9% to $777.9 million, compared to $701.7 million reported for the prior year period. All growth was organic and originated from multiple sources across the segment, including clinical assessment volume from several different program areas.

The segment operating margin for the second quarter of fiscal year 2025 was 15.3%, compared to 11.9% reported for the prior year period. Processing of higher clinical assessment volume across several different program areas benefited this quarter’s margin. The full-year fiscal 2025 margin for the U.S. Federal Services Segment is now expected to be between 12.5% and 13%.
U.S. Services Segment
U.S. Services Segment revenue for the second quarter of fiscal year 2025 decreased 9.0% to $442.4 million, compared to $486.1 million reported in the prior year period. Similar to the first quarter of this year, the decrease resulted from the prior year period containing excess volumes from Medicaid-related activities, including the unwinding exercise that drove extra redeterminations.
The segment operating margin for the second quarter of fiscal year 2025 was 12.2%, compared to 14.0% reported for the prior year. The higher margin in the prior year period was a direct benefit of the excess volumes that were temporary. Results this quarter reflected anticipated, sequential improvement over the first quarter of this year. The full-year fiscal 2025 margin expectation for the U.S. Services Segment is unchanged at approximately 11%.
Outside the U.S. Segment
Outside the U.S. Segment revenue for the second quarter of fiscal year 2025 decreased to $141.5 million, compared to $160.5 million reported in the prior year period. The segment revenue reduction was due to the multiple divestitures of employment services businesses in prior periods, and partially offset by positive organic growth of 4.6%.
The segment operating margin for the second quarter of fiscal year 2025 was 3.4%, compared to 0.4% in the prior year period. Profitability for the segment has improved in recent periods due to the previously divested businesses.
Sales and Pipeline
Year-to-date signed contract awards at March 31, 2025, totaled $2.92 billion, and contracts pending (awarded but unsigned) totaled $451 million. The book-to-bill ratio at March 31, 2025, was 0.8x as calculated on a trailing twelve-month basis.
The sales pipeline at March 31, 2025, totaled $41.2 billion, comprised of approximately $1.97 billion in proposals pending, $3.00 billion in proposals in preparation, and $36.3 billion in opportunities we are tracking. New work opportunities represent approximately 55% of the total sales pipeline.
Balance Sheet and Cash Flows
At March 31, 2025, cash and cash equivalents totaled $108 million, and gross debt was $1.51 billion. The ratio of debt, net of allowed cash, to consolidated EBITDA for the quarter ended March 31, 2025, as calculated on a trailing twelve month basis in accordance with our credit agreement, was 1.9x and has trended higher from increased purchases of Maximus common stock. This compares to 1.8x at December 31, 2024 and remains below the target net leverage range of 2x to 3x.
For the second quarter of fiscal year 2025, cash provided by operating activities totaled $42.7 million and free cash flow was $25.5 million. Operating cash flows were impacted primarily due to an increase DSO to 73 days at March 31, 2025, compared with 62 days at December 31, 2024. The primary driver of the increase is the result of a single contract with one of our U.S. state customers attributable to a delay in finalizing an extension. As we anticipate executing the extension during the second half of this fiscal year, our full fiscal year 2025 cash flow guidance is unchanged.
During the second quarter of fiscal year 2025, we purchased approximately 0.9 million shares for $72.8 million. The current Board of Directors authorization announced in December 2024 has $65.8 million available for future purchases.
On April 5, 2025, our Board of Directors declared a quarterly cash dividend of $0.30 for each share of our common stock outstanding. The dividend is payable on May 31, 2025, to shareholders of record on May 15, 2025.
Raising Fiscal Year 2025 Guidance
Maximus is raising revenue and earnings guidance for fiscal year 2025. Revenue guidance is increasing by $50 million, which is all organic, and now expected to range between $5.25 billion and $5.4 billion.

The full year adjusted EBITDA margin, which excludes divestiture-related charges, improves by 50 basis points to approximately 11.7%, compared to prior guidance. Adjusted diluted earnings per share, which excludes expense for amortization of intangible assets and divestiture-related charges is expected to increase by $0.40 and is now expected to range between $6.30 and $6.60 per share for fiscal year 2025.
Free cash flow guidance of between $355 million and $385 million is unchanged for fiscal year 2025. Interest expense is now estimated to be $78 million for fiscal year 2025. The full year tax rate is still expected to range between 28% and 29% and the weighted average shares outstanding forecast of approximately 58 million shares is unchanged for fiscal year 2025.
Conference Call and Webcast Information
Maximus will host a conference call this morning, May 8, 2025, at 9:00 a.m. ET.
The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)
For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.
About Maximus
As a leading strategic partner to government, Maximus helps improve the delivery of public services amid complex technology, health, economic, environmental, and social challenges. With a deep understanding of program service delivery, acute insights that achieve operational excellence, and an extensive awareness of the needs of the people being served, our employees advance the critical missions of our partners. Maximus delivers innovative business process management, impactful consulting services, and technology solutions that provide improved outcomes for the public and higher levels of productivity and efficiency of government-sponsored programs. For more information, visit maximus.com.
Non-GAAP Measures and Forward-Looking Statements
This release contains non-GAAP measures and other indicators, including organic growth, free cash flow, operating income and EPS adjusted for amortization of intangible assets and divestiture-related charges, adjusted EBITDA, consolidated EBITDA (as defined by our credit agreement) and other non-GAAP measures.
A description of these non-GAAP measures and details as to how they are calculated are included with our earnings presentation and forthcoming Form 10-Q.
The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, operating income, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.
Statements that are not historical facts, including statements about our confidence and strategies, and our guidance and expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of our products are forward-looking statements that involve risks and uncertainties.
These risks could cause our actual results to differ materially from those indicated by such forward-looking statements. The guidance is only effective as of the date given. We undertake no obligation to update the guidance herein as circumstances evolve. A Special Note Regarding Forward-Looking Statements is included within our forthcoming Form 10-Q and a summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2024, which was filed with the Securities and Exchange Commission (SEC) on November 21, 2024. Our SEC reports are accessible on maximus.com.

	FY25 Guidance Reconciliation - Non-GAAP
($ in millions except per share items)	Low End	High End
Operating income	$439	$464
Add: amortization of intangible assets	92	92
Add: depreciation & amortization of property, equipment and capitalized software	41	41
Add: divestiture-related charges	39	39
Adjusted EBITDA	$611	$636
Revenue	$5,250	$5,400
Adjusted EBITDA Margin	11.6%	11.8%

Diluted EPS	$4.45	$4.75
Add: effect of amortization of intangible assets on diluted EPS	1.17	1.17
Add: effect of divestiture-related charges on diluted EPS	0.68	0.68
Adjusted diluted EPS	$6.30	$6.60

Cash flows from operating activities	$427	$457
Remove: purchases of property and equipment and capitalized software costs	(72)	(72)
Free cash flow	$355	$385

Maximus, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
	(in thousands, except per share amounts)
Revenue	$1,361,786	$1,348,357	$2,764,461	$2,675,398
Cost of revenue	1,022,965	1,030,768	2,124,083	2,057,755
Gross profit	338,821	317,589	640,378	617,643
Selling, general, and administrative expenses	162,857	168,454	354,592	337,649
Amortization of intangible assets	22,996	21,641	46,031	44,990
Operating income	152,968	127,494	239,755	235,004
Interest expense	21,469	20,366	38,991	41,873
Other income, net	963	822	651	334
Income before income taxes	132,462	107,950	201,415	193,465
Provision for income taxes	35,893	27,440	63,650	48,807
Net income	$96,569	$80,510	$137,765	$144,658

Earnings per share:
Basic	$1.70	$1.31	$2.36	$2.36
Diluted	$1.69	$1.31	$2.35	$2.35
Weighted average shares outstanding:
Basic	56,892	61,371	58,330	61,330
Diluted	57,057	61,622	58,553	61,573

Dividends declared per share	$0.30	$0.30	$0.60	$0.60

Maximus, Inc.
Consolidated Balance Sheets

	March 31, 2025	September 30, 2024
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$108,059	$183,123
Accounts receivable, net	1,097,404	879,514
Income taxes receivable	3,491	5,282
Prepaid expenses and other current assets	119,313	132,625
Total current assets	1,328,267	1,200,544
Property and equipment, net	34,883	38,977
Capitalized software, net	210,980	187,677
Operating lease right-of-use assets	118,302	133,594
Goodwill	1,780,726	1,782,871
Intangible assets, net	584,229	630,569
Deferred contract costs, net	60,800	59,432
Deferred compensation plan assets	52,523	55,913
Deferred income taxes	10,035	14,801
Other assets	19,027	27,130
Total assets	$4,199,772	$4,131,508
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable and accrued liabilities	$306,445	$303,321
Accrued compensation and benefits	165,350	237,121
Deferred revenue, current portion	79,447	83,238
Income taxes payable	17,677	26,535
Long-term debt, current portion	47,055	40,139
Operating lease liabilities, current portion	38,788	47,656
Other current liabilities	66,475	69,519
Total current liabilities	721,237	807,529
Deferred revenue, non-current portion	36,431	45,077
Deferred income taxes	166,632	169,118
Long-term debt, non-current portion	1,445,746	1,091,954
Deferred compensation plan liabilities, non-current portion	52,321	57,599
Operating lease liabilities, non-current portion	88,487	97,221
Other liabilities	21,444	20,195
Total liabilities	2,532,298	2,288,693
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 56,349 and 60,352 shares issued and outstanding as of March 31, 2025, and September 30, 2024, respectively	616,315	598,304
Accumulated other comprehensive loss	(18,375)	(32,460)
Retained earnings	1,069,534	1,276,971
Total shareholders' equity	1,667,474	1,842,815
Total liabilities and shareholders' equity	$4,199,772	$4,131,508

Maximus, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
	(in thousands)
Cash flows from operating activities:
Net income	$96,569	$80,510	$137,765	$144,658
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment, and capitalized software	9,440	8,205	17,895	16,616
Amortization of intangible assets	22,996	21,641	46,031	44,990
Amortization of debt issuance costs and debt discount	672	601	1,310	1,202
Deferred income taxes	(2,747)	(6,150)	(590)	(8,315)
Stock compensation expense	12,623	8,697	19,575	18,124
Divestiture-related charges	1,002	—	39,343	1,018
Change in assets and liabilities, net of effects of business combinations and divestitures:
Accounts receivable	(131,428)	(57,006)	(234,882)	(92,385)
Prepaid expenses and other current assets	10,443	9,876	7,943	19,932
Deferred contract costs	(1,549)	(2,712)	(1,915)	(3,600)
Accounts payable and accrued liabilities	14,093	9,242	5,943	(6,301)
Accrued compensation and benefits	45,035	56,836	(48,001)	(10,556)
Deferred revenue	(3,061)	9,828	(11,293)	10,705
Income taxes	(18,541)	(8,940)	(6,465)	13,310
Operating lease right-of-use assets and liabilities	(14)	703	(2,363)	(385)
Other assets and liabilities	(12,819)	(843)	(7,578)	3,083
Net cash provided by/(used in) operating activities	42,714	130,488	(37,282)	152,096
Cash flows from investing activities:
Purchases of property and equipment and capitalized software	(17,206)	(25,300)	(40,198)	(47,547)
Asset acquisition	—	(18,006)	—	(18,006)
Proceeds from divestitures	—	1,263	736	3,078
Other	(2,165)	—	(2,165)	—
Net cash used in investing activities	(19,371)	(42,043)	(41,627)	(62,475)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(16,901)	(18,309)	(34,961)	(36,608)
Purchases of Maximus common stock	(77,850)	—	(306,443)	—
Tax withholding related to RSU vesting	—	—	(16,441)	(13,455)
Payments for contingent consideration	—	(5,349)	—	(8,168)
Payments for debt financing costs	(1,658)	—	(1,658)	—
Proceeds from borrowings	524,000	195,000	959,000	423,409
Principal payments for debt	(418,375)	(298,129)	(597,639)	(464,787)
Other	(282)	3,918	(1,181)	5,122
Net cash provided by/(used in) financing activities	8,934	(122,869)	677	(94,487)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	791	(731)	(1,593)	1,115
Net change in cash, cash equivalents, and restricted cash	33,068	(35,155)	(79,825)	(3,751)
Cash, cash equivalents, and restricted cash, beginning of period	122,870	153,495	235,763	122,091
Cash, cash equivalents, and restricted cash, end of period	$155,938	$118,340	$155,938	$118,340

Maximus, Inc.
Consolidated Results of Operations by Segment
(Unaudited)

	For the Three Months Ended				For the Six Months Ended
	March 31, 2025		March 31, 2024		March 31, 2025		March 31, 2024
	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)
	(dollars in thousands)
Revenue:
U.S. Federal Services	$777,927		$701,702		$1,558,582		$1,378,780
U.S. Services	442,350		486,115		894,600		975,960
Outside the U.S.	141,509		160,540		311,279		320,658
Revenue	$1,361,786		$1,348,357		$2,764,461		$2,675,398
Gross profit:
U.S. Federal Services	$202,058	26.0%	$163,337	23.3%	$375,373	24.1%	$319,999	23.2%
U.S. Services	111,770	25.3%	130,122	26.8%	206,774	23.1%	248,485	25.5%
Outside the U.S.	24,993	17.7%	24,130	15.0%	58,231	18.7%	49,159	15.3%
Gross profit	$338,821	24.9%	$317,589	23.6%	$640,378	23.2%	$617,643	23.1%
Selling, general, and administrative expenses:
U.S. Federal Services	$83,076	10.7%	$79,867	11.4%	$157,291	10.1%	$167,722	12.2%
U.S. Services	57,963	13.1%	62,201	12.8%	112,121	12.5%	114,501	11.7%
Outside the U.S.	20,197	14.3%	23,460	14.6%	45,315	14.6%	48,601	15.2%
Divestiture-related charges (2)	1,002	NM	—	NM	39,343	NM	1,018	NM
Other (3)	619	NM	2,926	NM	522	NM	5,807	NM
Selling, general, and administrative expenses	$162,857	12.0%	$168,454	12.5%	$354,592	12.8%	$337,649	12.6%
Operating income:
U.S. Federal Services	$118,982	15.3%	$83,470	11.9%	$218,082	14.0%	$152,277	11.0%
U.S. Services	53,807	12.2%	67,921	14.0%	94,653	10.6%	133,984	13.7%
Outside the U.S.	4,796	3.4%	670	0.4%	12,916	4.1%	558	0.2%
Amortization of intangible assets	(22,996)	NM	(21,641)	NM	(46,031)	NM	(44,990)	NM
Divestiture-related charges (2)	(1,002)	NM	—	NM	(39,343)	NM	(1,018)	NM
Other (3)	(619)	NM	(2,926)	NM	(522)	NM	(5,807)	NM
Operating income	$152,968	11.2%	$127,494	9.5%	$239,755	8.7%	$235,004	8.8%

(1)Percentage of respective segment revenue. Percentages not considered meaningful are marked "NM."
(2)During fiscal years 2025 and 2024, we have divested businesses from our Outside the U.S. Segment.
(3)Other expenses includes credits and costs that are not allocated to a particular segment.

Maximus, Inc.
Consolidated Free Cash Flows - Non-GAAP
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
	(in thousands)
Net cash provided by/(used in) operating activities	42,714	130,488	(37,282)	152,096
Purchases of property and equipment and capitalized software	(17,206)	(25,300)	(40,198)	(47,547)
Free cash flow (Non-GAAP)	$25,508	$105,188	$(77,480)	$104,549

Maximus, Inc.
Non-GAAP Adjusted Results - Operating Income, Adjusted EBITDA, Net Income, and Diluted Earnings per Share
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
	(dollars in thousands, except per share data)
Operating income	$152,968	$127,494	$239,755	$235,004
Add back: Amortization of intangible assets	22,996	21,641	46,031	44,990
Add back: Divestiture-related charges	1,002	—	39,343	1,018
Add back: Depreciation and amortization of property, equipment, and capitalized software	9,440	8,205	17,895	16,616
Adjusted EBITDA (Non-GAAP)	$186,406	$157,340	$343,024	$297,628
Adjusted EBITDA margin (Non-GAAP)	13.7%	11.7%	12.4%	11.1%

Net income	$96,569	$80,510	$137,765	$144,658
Add back: Amortization of intangible assets, net of tax	16,948	15,949	33,925	33,158
Add back: Divestiture-related charges	1,002	—	39,343	1,018
Adjusted net income excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$114,519	$96,459	$211,033	$178,834

Diluted earnings per share	$1.69	$1.31	$2.35	$2.35
Add back: Effect of amortization of intangible assets on diluted earnings per share	0.30	0.26	0.58	0.53
Add back: Effect of divestiture-related charges on diluted earnings per share	0.02	—	0.67	0.02
Adjusted diluted earnings per share excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$2.01	$1.57	$3.60	$2.90